Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-152288, 333-88568, 333-31414 and 333-34411) on Form S-3 and (Nos. 333-132208, 333-85606, and 333-40230) on Form S-8 of Velocity Express Corporation and subsidiaries, of our report dated October 14, 2008, with respect to the consolidated financial statements and schedule of Velocity Express Corporation included in its Annual Report (Form 10-K) for the year ended June 28, 2008.

/s/ UHY LLP

Hartford, Connecticut

October 14, 2008